Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average® and the S&P 500® Index due December 31, 2029

Term Sheet dated December 8, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The Dow Jones Industrial Average® (the “INDU Index”) and the S&P 500® Index (the “SPX Index”) (each an “Index” and collectively the “Indices”)
Pricing Date:	December 26, 2025
Issue Date:	December 31, 2025
Final Calculation Day:	December 26, 2029
Stated Maturity Date:	December 31, 2029
Face Amount:	$1,000 per security
Coupon Payment:	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/4.
Coupon Payment Dates:	March 31, 2026, July 1, 2026, October 1, 2026, December 31, 2026, April 1, 2027, July 1, 2027, September 30, 2027, December 30, 2027, March 30, 2028, June 29, 2028, September 29, 2028, December 29, 2028, March 29, 2029, June 29, 2029, October 1, 2029 and the stated maturity date
Coupon Rate:	At least 5.85% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the lowest performing Index on any of the quarterly call dates is greater than or equal to its call threshold value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.
Call Dates:	Quarterly, on the 26th day of each March, June, September and December, commencing December 2026 and ending September 2029
Call Settlement Date:	The coupon payment date immediately following the applicable call date
Maturity Payment Amount, if the Securities Are Not Automatically Called (per Security):

  • if the ending value of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

  • if the ending value of the lowest performing Index on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Index on the final calculation day

Lowest Performing Index:	For any call date or the final calculation day, the Index with the lowest performance factor on that day
Performance Factor:	With respect to an Index on any call date or the final calculation day, its closing value on that day divided by its starting value (expressed as a percentage)
Starting Value:	For each Index, its closing value on the pricing date
Ending Value:	For each Index, its closing value on the final calculation day
Call Threshold Value:	For each Index, 105% of its starting value
Downside Threshold Value:	For each Index, 75% of its starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer

Summary of Terms (continued)

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 1.375%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
CUSIP:	78017PX89

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Index on the final calculation day is less than its downside threshold value, you will have full downside exposure to the decrease in the value of that Index from its starting value, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any return on the securities will be limited to the sum of your coupon payments. You will not participate in any appreciation of either Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if its ending value is less than its downside threshold value.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $926.50 and $976.50 per security and will be less than the original offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325015880/dp238457_424b2-wfceln355.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Are Subject To The Full Downside Risks Of Each Index And Will Be Negatively Affected If Either Index Performs Poorly, Even If The Other Index Performs Favorably.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, The Maturity Payment Amount Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Index.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Either Index.

•	Higher Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Or The Final Calculation Day Is Postponed.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Indices

•	Investing In The Securities Is Not The Same As Investing In The Indices.

•	Historical Values Of An Index Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.